UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2015

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado  80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Intrepid Potash, Inc. (“Intrepid”) is continuing to make changes to streamline its management structure and reduce its costs.  As part of these changes, John G. Mansanti has transitioned from the role of Intrepid’s Senior Vice President of Operations to Senior Vice President of Strategic Initiatives and Technical Services, effective as of January 6, 2015.  In addition, Intrepid has appointed Margaret E. McCandless as Vice President, General Counsel, and Secretary, effective as of January 6, 2015.  Ms. McCandless previously served as Intrepid’s Assistant General Counsel and Assistant Secretary since January 2012.

Also as part of these changes, Martin D. Litt will be leaving Intrepid to pursue other interests.  Mr. Litt served as Intrepid’s Executive Vice President, General Counsel, and Secretary through January 5, 2015, and is expected to remain an employee providing transition services through March 6, 2015.  Under a form of separation agreement presented to Mr. Litt on January 5, 2015, provided that Mr. Litt delivers and does not revoke a release in a form acceptable to Intrepid, Mr. Litt will be entitled to a severance payment of $108,333 (representing four months of salary at his current base pay), payable as a lump sum following his termination date, and up to $5,000 in outplacement services.  Mr. Litt will also be entitled to receive a 2014 bonus under Intrepid’s Short-Term Incentive Plan based on Intrepid’s performance as compared to pre-established performance goals, subject to his compliance with the separation agreement and the approval of the Compensation Committee of Intrepid’s Board of Directors.  Mr. Litt’s outstanding equity awards will continue to vest through his termination date and will be exercisable or payable in accordance with their terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: January 8, 2015	By:	/s/ Margaret E. McCandless
Margaret E. McCandless
Vice President, General Counsel, and Secretary